 Exhibit 99.1

Feb. 24, 2015	Edward Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS STRONG 2014 FOURTH QUARTER AND YEAR-END RESULTS

•

Company had strong financial performance in 2014 with revenue up 4.6 percent to more than $3.0 billion and income from continuing operations up 16 percent to $430 million, or $2.39 per diluted common share. Adjusted income from continuing operations (a non-GAAP financial measure) was up 10 percent over 2013 to $436.8 million, or $2.43 per diluted share.

•	Company continued to ensure reliable and affordable service, making $1 billion in investments while balancing customer rate impacts through continued O&M efficiency.

•	Company affirmed 2015 earnings guidance from continuing operations in the range of $2.55 to $2.65 per diluted share.

VOORHEES, N.J., Feb. 24, 2015 – American Water Works Company, Inc. (NYSE: AWK), the largest and most geographically diverse publicly traded U.S. water and wastewater utility company, today reported strong results for the fourth quarter and year ended Dec. 31, 2014.

“The people of American Water continued to execute on our strategy and achieved strong results in 2014,” said Susan Story, president and CEO of American Water. “With customers at the center of what we do, we made much-needed and prioritized infrastructure investments to ensure reliable service and meet water quality standards while leveraging technologies and increasing efficiencies to lessen the impact on what our customers pay.

“We continued to grow our business, completing 13 regulated acquisitions representing an additional 4,500 customers, and we have 11 announced, pending acquisitions representing about 21,500 additional new customers. In our Market-Based businesses, our Military Services Group won two competitively bid contracts with the U.S. Department of Defense, and our homeowner services business expanded into eight new states and received a notice of intent to be awarded an exclusive service line protection agreement with the Orlando Utilities Commission,” Story said.

Continuing Operations

For the year, the company reported income from continuing operations of $429.8 million, or $2.39 per diluted common share, compared with income from continuing operations of $370.8 million, or $2.07 per diluted common share, in 2013. Excluding the impact of the Freedom Industries chemical spill in West Virginia of $0.04 per diluted share in 2014 and the tender offer of $0.14 per diluted share in 2013, adjusted income from continuing operations (a non-GAAP financial measure) was $436.8 million, or $2.43 per diluted share, an increase of 10 percent over $2.21 per diluted share in 2013. This increase was mainly due to continued revenue growth in both the Regulated and Market-Based businesses and lower operating and interest expenses, partially offset by higher depreciation and taxes.

For the fourth quarter of 2014, the company reported income from continuing operations of $93.9 million, or $0.52 per diluted common share, compared to income from continuing operations of $61.1 million, or $0.34 per diluted common share, in the same quarter of the previous year. Excluding the impact of the tender offer of $0.14 per diluted share in 2013, adjusted income from continuing operations (a non-GAAP financial measure) was up $0.04 per diluted share, an increase of 8.3 percent mainly due to continued revenue growth in both the Regulated and Market-Based businesses, partially offset by higher depreciation expense.

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AMERICAN WATER REPORTS 2014 FOURTH QUARTER AND YEAR-END RESULTS

The company’s capital investment for 2014 was approximately $1 billion, up from $950 million in 2013. The company anticipates investing $6 billion over the next five years, with $5.2 billion aimed at improving the water and wastewater infrastructure that provides reliability and quality to customers.

Regulated Operations

For the quarter, American Water’s Regulated Businesses’ revenues increased by $5.2 million, or 0.8 percent, as compared to the same quarter in 2013. Operating revenues increased by $80.4 million, or 3.1 percent, for the year as compared to 2013. The increase in revenues was primarily due to rate authorizations and infrastructure and other surcharges, as well as revenues from acquisitions. The increases were partially offset by lower demand.

The Regulated Businesses’ operation and maintenance (O&M) expense decreased $0.3 million, or 0.1 percent, for the fourth quarter of 2014, and increased $6.1 million, or 0.5 percent, for the year, compared to the same periods in 2013. The increased costs for the year were mainly due to increased production costs, the impact of the Freedom Industries chemical spill in West Virginia and increased uncollectible expense, largely offset by lower pension and other employee-related costs and operational efficiencies.

American Water continued its focus on operational efficiencies to help make capital investments more affordable for customers. For the year, the adjusted O&M efficiency ratio (a non-GAAP measure) was 36.7 percent, compared to 38.5 percent for 2013.

“Thanks to our continuous improvement measures and the hard work of our employees, we were able to increase our planned capital investment by an additional $100 million, for a total investment of $1 billion in needed upgrades to water and wastewater infrastructure in 2014, while continuing to deliver water for about a penny per gallon or less,” said Story. “According to research from the Water Research Foundation and the Water Environment Research Foundation, every $1 million of investment equals five direct jobs and 11 indirect jobs, which means in addition to ensuring reliability and water quality for our customers, our total investment of $1 billion helped fuel about 16,000 jobs in the communities we serve.”

As of Feb 20, the company received approximately $88.4 million in additional annualized revenues from general rate cases, step increases and infrastructure surcharges. This includes the Indiana Utility Regulatory Commission settlement agreement in the company’s 2014 Indiana rate filing authorizing $5.1 million in additional revenues effective Jan. 29, 2015.

As of Feb. 20, the company was awaiting final orders and/or proposed settlements for general rate cases in four states, requesting approximately $91.1 million in total additional revenues and $2.4 million in infrastructure charges. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary. All revenue amounts are based on current usage.

The company continued to expand its customer base, completing 13 acquisitions within its service areas in seven states, adding approximately 4,500 customers. On Nov. 4, voters in three communities – Haddonfield, N.J., Arnold, Mo., and Russiaville, Ind. – approved referendums for American Water to purchase their water and/or wastewater assets. Following regulatory approval and financial close, these and several other pending acquisitions will add about 21,500 customers to the company’s regulated footprint.

Market-Based Operations

For the quarter, Market-Based revenues increased by $20.0 million, or 24.8 percent, and increased $52.1 million, or 17.2 percent, for the year. The increase was mainly due to additional revenues from growth in the homeowner services business and construction activities in the company’s Military Services Group. This increase was partially offset by portfolio optimization efforts, which decreased revenue from discontinued municipal and industrial contracts, as well as additional price redeterminations for some military contracts in 2013.

The Market-Based Businesses’ O&M expense increased $17.0 million, or 25.0 percent, for the quarter and $48.8 million, or 20.3 percent, for the year. Higher costs were mainly due to an increase in operating supplies and services for construction projects for military contracts and additional repair costs in the homeowner services business due to an increased number of contracts. Also included in the 2013 fourth quarter and year-end results was the release of $3.8 million in loss contract reserves.

American Water’s Market-Based Businesses continued to grow. The company’s homeowner services business, American Water Resources, expanded its service line offerings into eight new states in 2014, continued to grow its New York City partnership, and also launched its exclusive program with Metro Water Services in Nashville. During the fourth quarter, American Water Resources received notice of intent by the Orlando Utilities Commission to be awarded an exclusive home warranty protection agreement for more than 230,000 customers. The program is expected to launch in the first half of 2015.

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AMERICAN WATER REPORTS 2014 FOURTH QUARTER AND YEAR-END RESULTS

Discontinued Operations

In the fourth quarter of 2014, the company sold Terratec Environmental Ltd., a Canadian-based provider of residuals management services that was part of its Market-Based segment. The loss on sale and results of operations of the company have been classified as discontinued operations and represent a loss from discontinued operations of $0.04 per diluted share for the year.

Quarterly Dividend

On Dec. 12, 2014, in recognition of the company’s performance, the Board of Directors declared a quarterly cash dividend payment of $0.31 per share, payable on March 2, 2015, to all shareholders of record as of Feb. 9, 2015.

On Sept. 19, 2014, American Water’s Board of Directors declared a quarterly cash dividend payment of $0.31 per share, which was paid on Dec. 1, 2014, to all shareholders of record as of Nov. 10, 2014.

2015 Earnings Guidance

American Water affirmed its 2015 earnings guidance from continuing operations (a non-GAAP financial measure) to be in the range of $2.55 to $2.65 per diluted share. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the SEC.

Anti-Dilution Share Repurchase Program

In February 2015, American Water’s Board of Directors authorized a common stock repurchase program (the “Program”) for the specific purpose of providing a vehicle to minimize share dilution that occurs through its dividend reinvestment, employee stock purchase and executive compensation programs. The Program will allow the company to purchase up to 10 million shares of its outstanding common stock over an unrestricted period of time to manage dilution. Under the Program, American Water may repurchase its common stock in the open market or through privately negotiated transactions. The Program will be conducted in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and, in order to facilitate the repurchase of the company’s Common Stock under the Program, the company has also entered into a Rule 10b5-1 share repurchase plan with a broker. By having the Program administered through a Rule 10b5-1 plan, the company will be able to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Subject to applicable regulations, the company may elect to amend or cancel the Program or the Rule 10b5-1 parameters at its discretion.

Non-GAAP Financial Measures

This press release includes a presentation of adjusted income from continuing operations and adjusted earnings per share (EPS) from continuing operations. These items are derived from American Water’s consolidated financial information but are not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted income from continuing operations and adjusted EPS from continuing operations are defined, respectively, as GAAP income from continuing operations and GAAP diluted earnings per common share from continuing operations excluding the one-time impact of the Freedom Industries chemical spill in West Virginia and the company’s tender offer in 2013. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission (SEC) rules. These non-GAAP financial measures supplement the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that this adjustment provides the company and its investors with an indication of American Water’s baseline performance excluding items that are not considered to be reflective of ongoing results. Management does not intend results excluding the adjustment to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the company’s performance. Accordingly, the measurements have limitations depending on their use.

This press release also includes a presentation of adjusted O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses, the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, and the impact of the Freedom Industries chemical spill as well as the estimated impact of weather in the third quarter of 2014. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. The item constitutes a “non-GAAP financial measure” under SEC rules. This non-GAAP financial measure supplements the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

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AMERICAN WATER REPORTS 2014 FOURTH QUARTER AND YEAR-END RESULTS

Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to estimated purchased water revenues and purchased water expenses as well as the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, and the impact of the Freedom Industries chemical spill and weather during the quarter, which involve items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water and the allocable portion of non-O&M support services costs.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measures.

2014 Year-End and Fourth Quarter Earnings Conference Call

The 2014 fourth quarter and year-end earnings conference call will take place on Wednesday, Feb. 25, 2015, at 9 a.m. Eastern Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call are also available online at http://ir.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through March 5, 2015, by dialing 1-412-317-0088 for U.S. and international callers. The access code for replay is 10059769. The online archive of the webcast and presentation slides will be available through March 25, 2015, by accessing the Investor Relations page of the company’s website located at www.amwater.com.

About American Water

Founded in 1886, American Water (NYSE: AWK) is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 6,400 dedicated professionals who provide drinking water, wastewater and other related services to an estimated 15 million people in more than 45 states and parts of Canada. More information can be found at www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, timing of the Orlando home warranty protection program launch, 2015 earnings guidance and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality, and public utility regulations and policies; the outcome of litigation and government action including as related to the Freedom Industries chemical spill in West Virginia; weather conditions, patterns or events, including drought or abnormally high rainfall, strong winds and coastal, intercoastal flooding and cooler than normal temperatures; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure, including its technology systems, and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; the intentional or unintentional acts of a third party, including contamination of its water supplies and attacks on its computer systems; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully acquire and integrate water and wastewater systems that are complementary to its operations; its ability to successfully expand its business, including, concession arrangements and agreements for the provision of water services to facilitate hydraulic fracking in shale regions; cost overruns relating to improvements or the expansion of its operations; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms; fluctuations in interest rates; the effect of restrictive covenants or changes to credit ratings on the company’s current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase financing costs and funding requirements; migration of customers into or out of its service territories and the condemnation of its systems by municipalities using the power of eminent domain; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges; and civil disturbance, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual and quarterly SEC filings.  The company undertakes no duty to update any forward-looking statement, except as otherwise required by the federal securities laws.

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AMERICAN WATER REPORTS 2014 FOURTH QUARTER AND YEAR-END RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Operating revenues	$731,378	$706,242	$3,011,328	$2,878,936
Operating expenses
Operation and maintenance	345,487	326,228	1,349,864	1,289,081
Depreciation and amortization	105,686	103,715	424,084	406,717
General taxes	58,456	58,409	236,732	234,198
(Gain) loss on asset dispositions and purchases	(1,312)	95	(1,928)	624
Total operating expenses, net	508,317	488,447	2,008,752	1,930,620
Operating income	223,061	217,795	1,002,576	948,316
Other income (expenses)
Interest, net	(75,145)	(74,904)	(297,818)	(308,164)
Loss on extinguishment of debt	—	(40,583)	—	(40,583)
Allowance for other funds used during construction	2,376	2,744	9,440	12,639
Allowance for borrowed funds used during construction	1,514	1,275	5,838	6,377
Amortization of debt expense	(2,055)	(1,874)	(7,026)	(6,603)
Other, net	(605)	(2,564)	(3,196)	(4,045)
Total other income (expenses)	(73,915)	(115,906)	(292,762)	(340,379)
Income from continuing operations before income taxes	149,146	101,889	709,814	607,937
Provision for income taxes	55,200	40,768	279,973	237,093
Income from continuing operations	93,946	61,121	429,841	370,844
Loss from discontinued operations, net of tax	(445)	(1,428)	(6,733)	(1,580)
Net income	$93,501	$59,693	$423,108	$369,264

Basic earnings per share:
Income from continuing operations	$0.52	$0.34	$2.40	$2.08
Loss from discontinued operations, net of tax	$0.00	$(0.01)	$(0.04)	$(0.01)
Net income	$0.52	$0.33	$2.36	$2.08 (a)
Diluted earnings per share:
Income from continuing operations	$0.52	$0.34	$2.39	$2.07
Loss from discontinued operations, net of tax	$0.00	$(0.01)	$(0.04)	$(0.01)
Net income	$0.52	$0.33	$2.35	$2.06
Average common shares outstanding during the period
Basic	179,150	178,237	178,888	177,814
Diluted	180,142	179,469	179,806	179,056
Dividends declared per common share	$0.31	$0.28	$1.24	$1.12

(a)

Earnings per share amounts are computed independently for income from continuing operations, loss from discontinued operations and net income. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amount for net income.

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AMERICAN WATER REPORTS 2014 FOURTH QUARTER AND YEAR-END RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$23,080	$26,964
Other current assets	638,289	537,082
Total property, plant and equipment	13,029,296	12,388,354
Total regulatory and other long-term assets	2,440,291	2,127,981
Assets of discontinued operations	—	7,761
Total Assets	$16,130,956	$15,088,142

Short-term debt	$449,959	$630,307
Current portion of long-term debt	61,132	14,174
Other current liabilities	729,907	587,228
Long-term debt	5,448,245	5,230,058
Total regulatory and other long-term liabilities	3,451,250	2,852,043
Contributions in aid of construction	1,074,872	1,042,704
Liabilities of discontinued operations	—	3,824
Total stockholders' equity	4,915,591	4,727,804
Total Capitalization and Liabilities	$16,130,956	$15,088,142

PRESS RELEASE	6	www.amwater.com

AMERICAN WATER REPORTS 2014 FOURTH QUARTER AND YEAR-END RESULTS

 Adjusted Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In thousands

	For the Years Ended December 31,
	2014	2013
Total O&M expense	$1,349,864	$1,289,081
Less:
O&M expense—Market-Based Operations	289,395	240,610
O&M expense—Other	(51,038)	(56,973)
Total Regulated O&M expense	1,111,507	1,105,444
Less:
Regulated purchased water expense	121,301	111,119
Allocation of internal O&M costs	38,985	34,635
Impact of West Virginia Freedom Industries chemical spill	10,438	—
Estimated impact of weather (mid-point of range)	(1,762)	(1,687)
Adjusted Regulated O&M expense (a)	$942,545	$961,377

Total Operating Revenues	$3,011,328	$2,878,936
Less:
Operating revenues—Market-Based Operations	354,679	302,541
Operating revenues—Other	(17,680)	(17,523)
Total Regulated operating revenues	2,674,329	2,593,918
Less:
Regulated purchased water expense*	121,301	111,119
Plus:
Impact of West Virginia Freedom Industries chemical spill	1,012	—
Estimated impact of weather (mid-point of range)	16,785	15,625
Adjusted Regulated operating revenues (b)	$2,570,825	$2,498,424
Adjusted Regulated O&M efficiency ratio (a)/(b)	36.7%	38.5%

*	Calculation assumes purchased water revenues approximate purchased water expenses.

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AMERICAN WATER REPORTS 2014 FOURTH QUARTER AND YEAR-END RESULTS

 Adjusted income from continuing operations and income from continuing operations per diluted common share (A Non-GAAP, unaudited measure)

In thousands except per share data

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Income from continuing operations	$93,946	$61,121	$429,841	$370,844
Add:
After-tax impact of tender offer loss on debt extinguishment	—	24,756	—	24,756
After-tax impact of West Virginia Freedom Industries chemical spill	185	—	7,007	—
Adjusted income from continuing operations	$94,131	$85,877	$436,848	$395,600

Income from continuing operations per diluted common share	$0.52	$0.34	$2.39	$2.07
Add:
After-tax impact of tender offer loss on debt extinguishment	—	0.14	—	0.14
After-tax impact of West Virginia Freedom Industries chemical spill	0	—	0.04	—
Adjusted income from continuing operations per diluted common share	$0.52	$0.48	$2.43	$2.21

PRESS RELEASE	8	www.amwater.com